Exhibit 6
                             [USA Interactive Logo]

                 USA INTERACTIVE ANNOUNCES INTENTION TO COMMENCE
               EXCHANGE OFFERS WITH THREE USA PUBLIC SUBSIDIARIES
       TRANSACTIONS WOULD INCREASE USA'S EQUITY OWNERSHIP TO UP TO 100% IN
                   EXPEDIA, INC., HOTELS.COM AND TICKETMASTER

NEW YORK, NY - June 3, 2002 -- USA Interactive (Nasdaq: USAI) today announced its intention to commence exchange offers with three USA public subsidiaries - Expedia, Inc. (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM) and Ticketmaster (Nasdaq: TMCS) - whereby USA would seek to increase its equity ownership to up to 100% in each of them.

In the exchanges, stockholders of these public companies would be offered the opportunity to exchange their shares for USA shares on the basis of conversion ratios that, in each case, reflect a premium of 7.5% to market as of the close of market on Friday, May 31.

Barry Diller, USA's Chairman and Chief Executive Officer, stated:

"Launching three simultaneous exchange offers is certainly unconventional, but our path in creating this company certainly could not be considered anything otherwise since we have assembled over these few years both a group of profitable interactive businesses as well as an unusual structure of multiple public subsidiaries.

"That structure has served us well, allowing exactly the right kind of entrepreneurial activity at the critical early stages in these new interactive business ideas as well as providing tremendous value creation for everyone involved. But now it's time for us to begin acting in cohesive concert with all the parts of the enterprise - it is the next sensible stage in our development from energetic but awkward minors to hopefully ever-increasingly energetically coordinated young adults, where all of our businesses are aligned and integrated. We have so much opportunity that the only barrier to our becoming a truly great company will be in our ability to execute the ambitious agenda in front of us.

"We in no way regard our action today as 'hostile.' In fact, we think that what we propose today is great news for the public shareholders of Expedia, Hotels.com and Ticketmaster. USA Interactive has the potential for dramatic growth, which would only be enhanced by the realignment we propose. And by exchanging their shares in our public subsidiaries for shares in USA, the subsidiaries' public shareholders would participate in the opportunity and upside of USA while retaining a continued ownership interest in the businesses in which they now own shares.


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*SEE IMPORTANT DISCLOSURES AT END OF RELEASE

"There will be lots of talk about whether the premiums we have offered are fair. We, of course, think they are, given the stock prices of our subsidiaries and USA in relation to each other. But, more important, we believe a focus on the percentage premium we are offering is beside the point. This is an offer of stock, not cash. The real premium comes in the opportunity for the shareholders of our public subsidiaries to become owners of an even stronger USA...it's so clear to us we can make far more progress together than we could in the present configuration.

"Finally and most importantly, we want to underline that we greatly value our relationship with the management and the independent members of the boards of our public subsidiaries, and we look forward to discussing our proposal with them in a complete spirit of mutual cooperation. If the process results in no change from the status quo, we will be fine with that. If it results in USA owning more shares of each of the companies, we will take those shares happily. But we would be happiest if the result of this process is a single unified and aligned USA Interactive."

Specifically, under the proposed exchange offers, Expedia public shareholders, which own 46% of Expedia on a fully diluted treasury method basis, would be offered the opportunity to exchange their shares in Expedia on the basis of
2.6969 USA shares for each Expedia share tendered for exchange. Hotels.com public shareholders, which own 34% of Hotels.com on a fully diluted treasury method basis, would be offered the opportunity to exchange their shares in Hotels.com on the basis of 1.8064 USA shares for each Hotels.com share tendered for exchange. Ticketmaster public shareholders, which own 34% of Ticketmaster on a fully diluted treasury method basis, would be offered the opportunity to exchange their shares in Ticketmaster on the basis of 0.8068 USA shares for each Ticketmaster share tendered for exchange.

Based on closing prices on Friday, May 31, the exchange offer values each outstanding share of Expedia at $76.86, each outstanding share of Hotels.com at $51.48, and each outstanding share of Ticketmaster at $22.99.

If, as a result of any of the exchange offers, USA owns at least 90% of the outstanding shares of each class of any company's common stock, USA would effect a merger of the company with or into USA or an affiliate of USA on the same terms as the exchange offer. However, none of the exchange offers would be conditioned on USA receiving 90% of outstanding shares in any exchange. In addition, none of the exchange offers would be conditioned on the completion of any other exchange offer.

USA described its intention in letters to the boards of each of the public subsidiaries. The letters (which are attached) state that USA intends to commence the exchange offers in the near future and invited the independent directors and management of the public subsidiaries to discuss process, structure or whatever else they deem appropriate, including alternative transaction structures such as a merger, whether before or during the exchange offer.

ABOUT USA INTERACTIVE
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USA Interactive (Nasdaq: USAI), via the Internet, the television, and the telephone, engages in the worldwide business of interactivity across electronic retailing, travel services, ticketing services, personals services, local information services, and teleservices. USA is comprised of HSN; Expedia, Inc. (Nasdaq: EXPE); Hotels.com (Nasdaq: ROOM); TV Travel Group; Ticketmaster (Nasdaq: TMCS), which operates Match.com and Citysearch; Precision Response Corporation; Electronic Commerce Solutions; and Styleclick (OTC: IBUYA).

IMPORTANT DISCLOSURES
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INVESTORS AND SECURITY HOLDERS ARE URGED TO READ USA INTERACTIVE'S EXCHANGE OFFER STATEMENTS FOR TICKETMASTER, EXPEDIA, INC. AND HOTELS.COM, AS APPLICABLE, TO BE INCLUDED IN REGISTRATION STATEMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN SUCH DOCUMENTS AND OTHER FILED DOCUMENTS FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THOSE REGISTRATION STATEMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY CONTACTING USA INTERACTIVE, 152 WEST 57TH STREET, NEW YORK, NEW YORK, 10019, ATTENTION: INVESTOR RELATIONS.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information relating to possible or assumed future results of operations of USA and its subsidiaries, including those preceded by, followed by or that include the words "believes," "could," "projects," "budgets," "estimates," "intends," "expects," "anticipates" or similar expressions. These statements reflect the current views of USA with respect to future events, and are based on information currently available to USA. These forward-looking statements are subject to risks, uncertainties and assumptions that may affect the operations, performance, development and results of USA's and its subsidiaries' business. The following important factors, in addition to those described in USA's and its subsidiaries' filings with the Securities and Exchange Commission, could affect the future results of USA and the other subsidiaries of USA described in this press release, and could cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes generally or in economic conditions in the markets served by our businesses; future regulatory actions and conditions in our businesses' operating areas; competition from others; successful integration of our divisions, including recently acquired businesses; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the ability to expand into and successfully operate in foreign markets; and obtaining and retaining key executives and employees. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. USA undertakes no obligation to update or revise the forward-looking statements contained in this press release, whether as a result of new information, future events or any other reason.

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Contacts:
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Ron Sato, USA Corporate Communications, 212/314-7254
Roger Clark/Lauren Rosenfield, USA Investor Relations, 212/314-7400